Exhibit 10.1

PLEASE NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT, dated as of January 18, 2022, (this “Agreement”) is entered into by and between METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (the “Metuchen”) and VIVUS LLC, a Delaware limited liability company and formerly VIVUS, Inc. (“VIVUS”). Metuchen and VIVUS are collectively referred to as the “Parties” and each a “Party.”

WHEREAS, Metuchen and VIVUS are parties to that certain License and Commercialization Agreement, dated September 30, 2016 (as amended, restated, amended and restated, supplemental or otherwise modified, the “License Agreement”), pursuant to which VIVUS granted to Metuchen an exclusive license in the Territory (as defined below) for, among other things, the development and commercialization of the therapeutic drug known as STENDRA® (avanafil) (“STENDRA”);

WHEREAS, Metuchen and VIVUS were parties to that certain Commercial Supply Agreement, dated September 30, 2016 (as amended, restated, amended and restated, supplemental or otherwise modified, the “Supply Agreement”), pursuant to which, among other things, VIVUS supplied to Metuchen, and Metuchen agreed to purchase from VIVUS, the Product (as defined below) in quantities no less than the Minimum Purchase Obligation (as defined in the Supply Agreement);

WHEREAS, the Supply Agreement was terminated on September 30, 2021;

WHEREAS, Metuchen sells its finished product STENDRA tablets to, and VIVUS sells its finished product of a drug known as QSYMIA® (phentermine/topiramate) (“QSYMIA”) tablets to, the retail chain CVS Pharmacy (“CVS”);

WHEREAS, on or about February 2018 and thereafter, CVS [***] deducted monies [***] from its sale of VIVUS’s product QSYMIA in an amount equal to Six Million and Three Hundred Eighty Thousand Three Hundred Forty-Two Dollars and Four Cents ($6,380,342.04) to cover costs owed to CVS by Metuchen for the return of Metuchen’s product STENDRA (the “CVS Principal Amount”);

WHEREAS, on December 2, 2020, Metuchen consummated a merger with Neurotrope, Inc., a Nevada corporation, including its acquisition by a new publicly traded parent holding company, Petros Pharmaceuticals, Inc., a Delaware corporation (“Petros”);

WHEREAS, on March 3, 2021, Metuchen submitted to VIVUS that certain Purchase Order MT 2021-01 dated March 3, 2021 for the Product (the “2021 Purchase Order”) and has agreed to pay, concurrently with the execution and delivery of this Agreement, One Million Five Hundred Forty-Two Thousand Nine Hundred Four Dollars ($1,542,904), representing the full amount payable for the 2021 Purchase Order;

WHEREAS, Metuchen has acknowledged, and hereby reaffirms, that VIVUS is not responsible for the STENDRA products returned by CVS or any costs incurred by CVS in connection with the returned STENDRA products and that Metuchen is obligated to indemnify VIVUS for the total amount of the CVS Principal Amount pursuant to its indemnification obligations under Article 10 of the License Agreement;

WHEREAS, Metuchen also has acknowledged, and hereby reaffirms, that VIVUS is not responsible for Metuchen’s failure to fulfil its Minimum Purchase Obligations under the Supply Agreement and that it owes VIVUS an amount equal to Nine Million Two Hundred Twenty-One Thousand Four Hundred and Sixteen Dollars ($9,221,416) less Two Hundred Fifty Thousand Dollars ($250,000) that Metuchen has paid VIVUS and One Million Dollars ($1,000,000) that VIVUS has reduced the indebtedness by (and in consideration for the execution and performance of this Agreement) (the “Vivus Debt Reduction”) with Seven Million Nine Hundred Seventy-One Thousand Four Hundred and Sixteen Dollars ($7,971,416) remaining payable to VIVUS for Metuchen’s failure to fulfil its Minimum Purchase Obligation under the Supply Agreement for the calendar years 2018 and 2019 (the “MPO Principal Amount” and, together with the CVS Principal Amount, the “Principal Amount”) in addition to (and not deductive of) the CVS Principal Amount;

WHEREAS, in order to repay the Principal Amount to VIVUS, the Parties desire to enter into this Agreement and document Metuchen’s obligation to pay such Principal Amount and interest thereon in the form of the promissory note attached hereto as Exhibit A (the “Promissory Note”), which Promissory Note will be secured by certain assets of Metuchen as described and in accordance with the terms of the security agreement attached hereto as Exhibit B (“Security Agreement”);

WHEREAS, in furtherance of the payment and security obligations set forth in the Promissory Note and Security Agreement and to ensure Metuchen’s full and prompt performance of its obligations hereunder and under such documents, the Parties desire to enter into the additional agreements set forth in this Agreement, including certain amendments to the License Agreement, agreements concerning regulatory matters relating to VIVUS’ ability to sell and commercialize STENDRA; and

WHEREAS, the Parties acknowledge and agree that the Vivus Debt Reduction granted and agreed by Vivus constitutes valid and sufficient consideration for the mutual agreements set forth herein and in the Promissory Note and Security Agreement and other documents attached hereto.

NOW THEREFORE, the Parties hereto agree as follows:

1.            Definitions.

(a)            Definitions of Certain Terms Used Herein. The following terms used herein shall have the following meanings:

“Affiliate” means, with respect to a Person, any current or future person, firm, trust, corporation, company, partnership, or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means (a) ownership of fifty percent (50%) or more of the voting and equity rights of such person, firm, trust, corporation, company, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, company, partnership, or other entity or combination thereof.

“Applicable Law” means any and all laws, statutes, ordinances, regulations, permits, orders, decrees, judgments, directives, rulings or rules of any kind whatsoever that are promulgated by a federal, state, province, or other Governmental Authority, in each case pertaining to any of the activities contemplated by this Agreement, including any regulations promulgated by any Regulatory Authority in the Territory, all as amended from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, or any successor statute.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“CVS” has the meaning assigned to such term in the preamble.

“CVS Principal Amount” has the meaning assigned to such term in the preamble.

“Confidential Information” means all confidential and proprietary Information of VIVUS or a Group Member that is disclosed to or accessed without breach of the Settlement Documents.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Dollars” or “$” means the lawful money of the United States.

“Event of Default” has the meaning assigned to such term in the Security Agreement.

“FDA” means the United States Food and Drug Administration or its successor.

“Fiscal Year” means the twelve-month period ending on December 31st.

“Governmental Authority” means any transnational, domestic or foreign federal, provincial, state or local governmental, regulatory or administrative authority (including any Regulatory Authority), department, court, agency or official, including any political subdivision thereof.

“Group Member” means Petros, and each of its current and future subsidiaries and affiliates, including Metuchen and Metuchen’s current and future subsidiaries and affiliates.

“License Agreement” has the meaning assigned to such term in the preamble.

“Settlement Documents” shall mean, collectively, this Agreement, the Promissory Note, the Security Agreement, the License Agreement, and all other documents, instruments, and agreements executed or delivered in connection with, or pursuant to, any of the foregoing, and all exhibits, schedules, annexes, appendices, and other attachments thereto, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Material Adverse Effect” means (a) a material adverse effect upon the validity, performance, or enforceability of any of the Settlement Documents or any of the transactions contemplated by any of the Settlement Documents; (b) a material adverse effect upon the properties, operations, business, prospects, or condition (financial or otherwise) of Petros and its subsidiaries, taken as a whole, or on Metuchen or any of its subsidiaries, individually or taken as a whole; (c) a material adverse effect upon the ability of any Group Member to fulfill any obligation under any of the Settlement Documents; or (d) a material adverse effect on the Collateral (as defined in the Security Agreement).

“Minimum Purchase Obligation” has the meaning assigned to such term in the Supply Agreement.

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

“Pricing Approval” means the approval, agreement, determination, or governmental decision establishing the price or level of reimbursement for the Product, as required in a given jurisdiction.

“Product” means formulated tablets containing Compound (as defined in the License Agreement) in bulk form which, if appropriately packaged and labeled would constitute the pharmaceutical product STENDRA, as described in the FDA-approved New Drug Application (as defined in the United States Federal Food, Drug and Cosmetic Act) for such product (as such New Drug Application may be modified in the future in accordance with the Supply Agreement and/or the License Agreement).

“Promissory Note” has the meaning assigned to such term in the preamble.

“QSYMIA” has the meaning assigned to such term in the preamble.

“Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of the Product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any Pricing Approval.

“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, Pricing Approval, including the FDA in the case of the Territory.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, chief financial officer, treasurer, controller, managing director, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing or reviewing the financial statements delivered hereunder.

“STENDRA” has the meaning assigned to such term as defined in the preamble.

“Supply Agreement” has the meaning assigned to such term as defined in the preamble.

“Territory” means the United States and its territories and possessions, including Puerto Rico and U.S. military bases abroad, Canada, South America and India.

“Third Party” means any legal person, entity or organization other than Metuchen, VIVUS or an Affiliate of either Party, including any Governmental Authority.

“VIVUS Exploitation Rights” means VIVUS’ right to Develop, Manufacture, Commercialize (as such terms are defined in the License Agreement) and otherwise exploit STENDRA in the Licensee Territory (as defined in the License Agreement), as to each, without limitation.

2.            Promissory Note; Future Financings.

(a)            Payment. Metuchen shall repay the entire unpaid Principal Amount then outstanding to VIVUS, together with all accrued and unpaid interest thereon, at the times and in accordance with the terms of the Promissory Note.

(b)            Additional Payments. As a condition to the release and shipment of the Product specified in the 2021 Purchase Order, Metuchen shall immediately (i) make an initial payment with respect to the Promissory Note in the amount of Nine Hundred Thousand Dollars ($900,000) and (ii) make the payment with respect to the 2021 Purchase Order in the amount of One Million Five Hundred Forty-Two Thousand Nine Hundred Four Dollars ($1,542,904), which amount represents payment for the Product only and does not include the associated cost, freight and insurance which Metuchen is solely responsible to pay.

(c)            Future Financings. VIVUS is hereby granted a right of first refusal (including in respect of any financing proposal received from a Group Member or Third Party) to provide any debt financing, convertible debt or equity, or debt-linked instrument (e.g. common or preferred equity, or warrants, options or other agreements that act like, may be exercised for, or converted into debt) issued by or to Metuchen (including any subsidiaries and intermediaries) until the Promissory Note is irrevocably paid in full in cash.

3.            Withholding. If any Applicable Law requires the deduction or withholding of any tax from amounts otherwise payable pursuant to this Agreement, the Promissory Note or any other Settlement Document, then Metuchen shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and if such tax is imposed, then the sum payable by Metuchen shall be increased as necessary so that after such deduction or withholding has been made (including, such deductions and withholdings applicable to such additional sums payable under this Section 3), VIVUS (or the applicable transferee) receives an amount equal to the sum it would have received had no such deduction or withholding had been made.

4.            Termination of Supply Agreement. The Parties hereby agree and acknowledge that the Supply Agreement terminated effective as of September 30, 2021, and except as set forth herein (a) Metuchen has no further obligation to make any further purchases or pay any further amounts to VIVUS under the Supply Agreement and (b) VIVUS has not further obligation to manufacture (or have manufactured) and supply Product or API to Metuchen. For the avoidance of doubt, Metuchen shall not have any Minimum Purchase Obligations under the Supply Agreement for calendar year 2020, 2021 or otherwise.

5.            Amendments to License Agreement. In order to ensure that, upon an Event of Default, VIVUS will already have all of the rights under the License Agreement to exercise the VIVUS Exploitation Rights (regardless of whether the termination of the license is stayed or deemed ipso facto by a bankruptcy court), the License Agreement will be amended in the form of Amendment No. 1 to License Agreement attached hereto as Exhibit C (“First License Amendment”), including to achieve the following:

(a)            VIVUS will retain co-exclusive rights to exercise the VIVUS Exploitation Rights in the Licensee Territory (and otherwise exclusively on a worldwide basis);

(b)            VIVUS will undertake a limited forbearance from exercising the VIVUS Exploitation Rights in the Licensee Territory unless or until an Event of Default occurs;

(c)            Upon an Event of Default, the License Agreement will terminate;

(d)            VIVUS will have such rights to use all Metuchen regulatory documentation, rights of reference to all regulatory submissions to Regulatory Authorities and other rights as may be necessary or appropriate in VIVUS’ discretion in order to enable VIVUS to immediately commence the exercise of the VIVUS Exploitation Rights; and

(e)            Metuchen will agree and stipulate that (i) VIVUS is the sole and exclusive owner of all of the API unless or until such time that certain quantities of API are shipped to Metuchen against payments made under the Promissory Note in accordance with Section 7 below, and (ii) VIVUS’ exercise of the VIVUS Exploitation Rights would not be subject to the automatic stay, any need for a court order (including that of a bankruptcy court) or in any way impact property of a Metuchen bankruptcy estate upon the occurrence of an Event of Default.

6.            Regulatory Matters. Metuchen agrees to the following and to take any and all further actions and to enter into or amend any agreement (including the License Agreement) in each case deemed necessary or appropriate by VIVUS in its sole discretion to effectuate and accomplish the following:

(a)            Labeler Code. VIVUS shall have the right to exercise the VIVUS Exploitation Rights under its own labeler code. VIVUS has the right to take all steps it deems necessary and appropriate to prepare for the immediate exercise of the VIVUS Exploitation Rights, including entering into any agreements with a third party in respect thereof, but will forbear from actually exercising the VIVUS Exploitation Rights only unless or until an Event of Default occurs (the “Limited Forbearance”).

(b)            Regulatory Authorities. Metuchen agrees to perform in a timely manner all steps as may be required or as otherwise requested by VIVUS to effectuate VIVUS’ ability to engage in the VIVUS Exploitation Rights, including submitting an NDC Labeler code request SPL to FDA via ESG or CDER Direct Portal, indicating a new labeler and label addition (together, the “Labeler Addition”) and such other documentation as FDA, VIVUS and other third parties may require or request. The Parties acknowledge and agree that Metuchen’s regulatory advisor, OneSource Regulatory (“OneSource”), shall assist Metuchen and VIVUS with respect to the foregoing, and will submit the Labeler Addition documents in form and substance acceptable to VIVUS (estimated to be within 1 business day from the date of this Agreement), with confirmation of receipt estimated to be within three (3) days or less from submission. Any other steps in addition to those stated above deemed necessary or desired by VIVUS to exercise the VIVUS Exploitation Rights will be promptly performed by Metuchen upon request by VIVUS (collectively such requirements in addition to those stated in this Section 6, the “Regulatory Requirements”). The Regulatory Requirements may be performed by OneSource with the prior written consent of VIVUS. The Regulatory Requirements will be performed and completed (i) at Metuchen’s sole cost and expense, (ii)  in accordance with applicable laws, (iii) pursuant to the terms and conditions of the Settlement Documents as well as subject to the additional requirement of VIVUS’s reasonable satisfaction and (iv) in accordance with the time period and other requirements set forth in this Agreement and the other Settlement Documents. A failure to perform the Regulatory Requirements in accordance with this Agreement shall constitute a material breach of this Agreement and accordingly, and Event of Default.

7.            Transfer of Ownership to Active Pharmaceutical Ingredient.

(a)            Initial Transfer. Upon Metuchen’s (i) submission of the Labeler Addition (in accordance with Section 6(b)), and (ii) a nonrefundable payment of $2,442,904 to VIVUS (in accordance with Section 2(b)), VIVUS will agree to promptly (but in any event, within three (3) business days of satisfaction of conditions (i) and (ii) of this Section 7(a)) release to Metuchen 50% of quantity of bulk STENDRA tablets under Metuchen’s existing open purchase order being held by VIVUS (“Open Purchase Order”), which represents approximately a six (6) month supply of inventory. No shipment of STENDRA will occur unless and until the requirements of both Section 7(a)(i) and 7(a)(ii) are performed.

(b)            Upon the timely completion of the remaining Regulatory Requirements (estimated to be within a subsequent 30-60 days of all required submissions by Metuchen or OneSource, VIVUS, or Metuchen in connection therewith, but not to exceed 180 days from the date hereof), VIVUS will release the remaining 50% of the bulk STENDRA tablets covered by the Open Purchase Order to Metuchen. Time is of the essence in respect of the completion of the Regulatory Requirements, and Metuchen shall (and shall cause OneSource) to use its best efforts to do so as quickly as possible. Failure to use such best efforts, complete the Regulatory Requirements within the 180 day time period stated above or achieve the FDA validation of VIVUS’s rights to exercise the VIVUS Exploitation Rights (including specifically the right to manufacture, commercialize, or distribute STENDRA in the Licensed Territory) shall constitute an Event of Default under the Settlement Documents and shall trigger any and all of the rights and remedies available to VIVUS under the Settlement Documents or otherwise.

(c)            With respect to all of VIVUS’ inventory of API, the Parties agree that for so long as the Principal Amount remains outstanding, upon the tender of payment by Metuchen on each Payment Date under the Promissory Note, Metuchen shall accrue a Principal Credit Balance (as defined below) against which Metuchen may upon submission of a written API PO (as defined below) to VIVUS request VIVUS to transfer title to the API Quantity (as defined below) to Metuchen against the API Quantity Amount (as defined below) applicable to such API PO. In connection with each API PO submitted in accordance with this Section 7, VIVUS shall convey, assign and transfer to Metuchen title to the applicable API Quantity without any further documentation required to effectuate such transfer; provided that if any other actions are reasonably required in order to effectuate such transfer, VIVUS shall promptly perform any and all such actions. Metuchen shall be the rightful owner of the API Quantity that is the subject of an API PO following tender of payment by Metuchen and transfer of title, including all risks of loss of such API, subject in each case to the security interests granted to VIVUS under the Security Agreement to secure the prompt and full payment of the Principal Amount and all interest accrued in connection therewith under the Promissory Note and such other Obligations (as defined in the Promissory Note).

(d)            For purposes of this Agreement, an “API PO” means a purchase order conforming to the terms and conditions set forth in Exhibit D attached hereto. The Parties agree that any and all terms and conditions included in any API PO and not otherwise set forth in Exhibit D shall be disregarded and not of any force or effect hereunder or under such API PO unless expressly agreed by the Parties in writing and executed by an authorized representative of each Party.

(e)            ALL API TRANSFERRED BY VIVUS TO METUCHEN UNDER THIS SECTION 7 IS TRANSFERRED “AS-IS” AND VIVUS DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE API, INCLUDING REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(f)            For purposes of this Agreement and this Section 7, the follow definitions shall apply:

(i)            The “Principal Credit Balance” means the aggregate amount of all payments of the Principal Balance received by VIVUS under and in accordance with the Promissory Note less the aggregate API Quantity Amount applied by Metuchen to acquire title to each transfer of API Quantity.

(ii)            The “API Quantity” means the quantity of API (as defined in the Supply Agreement) in weight equivalent to each API Quantity Amount requested to be applied by Metuchen and as determined using VIVUS’ then current pricing for API.

(iii)            The “API Quantity Amount” means the U.S. dollar amount of the Principal Credit Balance that Metuchen requests VIVUS to apply and release a corresponding API Quantity to Metuchen.

8.            No Duty to Mitigate. Metuchen agrees that VIVUS, its Affiliates and each of their representatives shall have no duty or other obligation to mitigate in respect of any breach, enforcement or action concerning the Settlement Documents, and waives any right, claim, or defense with respect thereto. The Settlement Documents are hereby amended by this Section 8, as applicable.

9.            Intentionally Omitted.

10.            Representations and Warranties. Metuchen represents and warrants the following:

(a)            Metuchen is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Metuchen has all requisite power and authority to execute and deliver this Agreement and each of the Settlement Documents and to perform its obligations under this Agreement and each of the Settlement Documents. The execution, delivery and performance of this Agreement and each of the Settlement Documents by Metuchen has been duly authorized and approved by all necessary action in accordance with Applicable Law and no other action on the part of Metuchen is necessary to authorize the execution, delivery and performance of this Agreement and each of the Settlement Documents. This Agreement and each of the Settlement Documents has been duly executed and delivered by Metuchen and constitutes a valid and binding obligation of Metuchen. All documents and financial data (other than any projections or other forward-looking information) that have been or will be provided to VIVUS by Metuchen or any of its Affiliates are, when furnished, true, complete and correct in all material respects.

(b)            Each of the Group Members is solvent and able to pay its obligations as they become due, that this Agreement and the Settlement Documents provide fair consideration and reasonably equivalent value to it (quantitatively and/or qualitatively), and that by entering into and performing the Settlement Documents it is not actually hindering, delaying, or defrauding its creditors.

(c)            Metuchen’s exact legal name is correctly set forth on the signature page hereof. Metuchen will not change its name or identity without giving prior written notice to VIVUS. Metuchen has been duly organized as a Delaware limited liability company. Metuchen’s chief executive office is located at 200 US Hwy 9, Suite 500, Manalapan, NJ 07726. Metuchen will not change the location of its chief executive office, type of organization, business structure or place of incorporation or organization without giving not less than 30 days’ prior written notice to VIVUS.

(d)            Metuchen has no knowledge of any Lien held by any third party or other facts or circumstances that would prevent or adversely impact VIVUS obtaining a first priority Lien in and to the Collateral (as defined in the Security Agreement) upon execution of the Settlement Documents (and assuming VIVUS promptly and properly perfects its security interest in and to the Collateral).

11.            Covenants. Metuchen agrees that, from the date of execution of this Agreement until the obligations hereunder and the Obligations (as defined in the Security Agreement) have been fully paid and satisfied, Metuchen will not challenge its obligations to fulfill requirements set forth in the Settlement Documents and in addition to any and all covenants and obligations under the Promissory Note, the Security Agreement and the other Settlement Documents will perform the following:

(a)            Financing Statements and other Information. Metuchen shall deliver to VIVUS each of the following:

(i)            Annual Financial Statements. Upon the earlier of (A) fifteen (15) days following a filing of its annual reports (or the reports of Petros) with the U.S. Securities and Exchange Commission (“SEC”) or (B) one hundred twenty (120) days after the end of each Fiscal Year of Metuchen, Metuchen shall provide VIVUS with its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an audit opinion from an accounting firm (that is not subject to qualification as to the scope of such audit, but that may contain a “going concern” statement) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Metuchen and its subsidiaries on a consolidated basis in accordance with GAAP.

(ii)            Quarterly Financial Statements. Upon the earlier of (A) fifteen (15) days following a filing of its quarterly reports (or the reports of Petros) with the SEC or (B) seventy-five (75) days after the end of each fiscal quarter of Metuchen not corresponding with the fiscal year end, Metuchen shall provide VIVUS with its unaudited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of Metuchen and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(b)            VIVUS shall have the right to interview and obtain such additional information from Metuchen’s management concerning any financial or business information set forth or otherwise reflected in the annual and quarterly financial statements required to be delivered under Section 11(a) as may be reasonably requested from time to time.

(c)            Pay Indebtedness and other Liabilities. Each Group Member will pay and discharge when due all of its and its subsidiaries’ indebtedness and all of its and its subsidiaries’ taxes, assessments, charges, levies and other liabilities imposed upon such Person, such Person’s income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which Metuchen shall have set aside adequate reserves with respect thereto.

(d)            Compliance with Laws, Etc. Metuchen and each Group Member will comply in all material respects with all Applicable Laws applicable to the Group Members and to the operation of their business (including without limitations any statute, rule or regulation relating to employment practices and pension benefits or to environmental, occupational and health standards and controls) and take all actions necessary to maintain, renew and keep in full force and effect all New Drug Applications, Regulatory Approvals, permits, governmental authorizations, patents, trademarks, copyrights or other rights related to the Product or otherwise necessary to enable it to continue its business.

12.            Acknowledgements; Release of Claims.

(a)            Acknowledgements. Metuchen hereby acknowledges and agrees to the following:

(i)            that VIVUS is not responsible for the STENDRA products returned by CVS or any costs incurred by CVS in connection with the returned STENDRA products and that Metuchen is obligated to indemnify and hold harmless VIVUS for the total amount of the CVS Principal Amount pursuant to its indemnification obligations under Article 10 of the License Agreement; and

(ii)            that VIVUS is not responsible for Metuchen’s failure to fulfil its Minimum Purchase Obligations under the Supply Agreement and that it owes VIVUS the MPO Principal Amount for failure to fulfil its Minimum Purchase Obligation under the Supply Agreement for the calendar years 2018 and 2019.

(b)            Release of Claims. Metuchen, on behalf of itself and each of its former and future subsidiaries, Affiliates and other Group Members and its and their former and future respective predecessors, managing agents, employees, officers, directors, stockholders, managers, representatives, agents, administrators, successors and assigns (each, the applicable Party’s “Releasees”), hereby absolutely and unconditionally, to the fullest extent permitted by Applicable Law, surrenders, relinquishes, releases, holds harmless and forever discharges VIVUS and its Releasees from and against any and all actions, causes of action, setoffs, claims, cross-claims, suits, debts, accounts, demands, proceedings, arbitrations, limitations, covenants, contracts, controversies, agreements, promises, damages, losses, demands, costs and expenses (including attorney’s fees and costs actually incurred), liabilities, obligations, defenses, orders, executions, claims for relief or judgments, of whatsoever kind or character, whether known or unknown, knowable or not knowable, foreseen or unforeseen, suspected or unsuspected, whether or not concealed or hidden, fixed or unfixed, direct or indirect, contingent or otherwise, at law or in equity, that have existed, may have existed, do exist as of the date of this Agreement or which may exist in the future and are based on any facts, events, matters, acts or omissions arising of out of or relating to the subject of the acknowledgments made in Section 12(a).

13.            Amendment or Waiver.

(a)            Amendment or Waiver. No change, modification, or amendment of this Agreement shall be valid or binding unless such change, modification or amendment is in writing and shall have been consented to by Metuchen and VIVUS in writing.

(b)            Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid under the Applicable Law of any jurisdiction, the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. Further, if any provision of this Agreement is invalid or unenforceable under any Applicable Law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof, and this Agreement shall be amended to give the Parties the benefit of their bargain to the maximum extent possible in that event..

14.            Governing Law; Jurisdiction; Venue; Consent to Service of Process.

(a)            Governing Law. Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b)            JURISDICTION. EACH OF the PartIES Hereto agreeS THAT DISPUTES MAY BE RESOLVED BY LITIGATION IN THE FIRST INSTANCE AND hereby unconditionally and irrevocably submits, for itself and its property, to the exclusive jurisdiction of THE New York state court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or related to this AGREEMENT OR OTHER SETTLEMENT DOCUMENTS and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court; PROVIDED, hOWEVER, THAT ANY SUIT BY VIVUS SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT VIVUS’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE VIVUS ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. The SETTLEMENT DOCUMENTS ARE hereby AMENDED BY THIS SECTION 14(b), as applicable.

(c)            VENUE. EACH OF the PartIES HEreto hereby unconditionally and irrevocably waiveS, to the fullest extent permitted by applicable law, any objection which IT may now or hereafter have to the laying of venue of any dispute, suit, action or proceeding arising out of or relating to this agreement OR ANY OTHER SETTLEMENT DOCUMENT brought in any court specified above, or any defense of inconvenient forum for the maintenance of such dispute, suit, action or proceeding.

(d)            CONSENT TO SERVICE OF PROCESS. each Party Hereto hereby irrevocably waives personal service of any and all process upon them WITH RESPECT TO THIS AGREEMENT AND THE OTHER SETTLEMENT DOCUMENTS and agrees that all such service of process may be made by registered mail (or any substantially similar form of mail) directed to it at its address for notices as provided in Section 19 of this AGREEMENT. each Party HEREto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that SUCH service of process was invalid and ineffective. Nothing in this AGREEMENT will affect the right of any Party Hereto to serve process in any other manner permitted by law.

(e)            WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE SETTLEMENT DOCUMENTS OR THE ACTIONS OR OMISSIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

15.            Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

16.            Other Terms. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Agreement, the following words or phrases shall have the meanings indicated: (a) “day” means a calendar day; (b) “include,” “including,” or their derivatives means “including without limitation”; and (c) “laws” means statutes, regulations, rules, judicial orders, and other legal pronouncements having the effect of law. To the extent that the License Agreement (for the avoidance of doubt, including Amendment No. 1 thereto) is in any way inconsistent with the terms of this Agreement, this Agreement shall control and such inconsistent provisions shall be revised to fulfill the agreements set forth in this Agreement.

17.            Counterparts; Electronic Mail Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

18.            Set Off. Metuchen shall not be entitled to set off, offset or net amounts owed to VIVUS against or in respect of any claim against VIVUS under this Agreement or under any of the Settlement Documents.

19.            Notices. All notices and other communications required or permitted hereunder shall be effective if in writing and (a) delivered personally, (b) sent by electronic mail, (c) sent by nationally recognized overnight courier, or (d) sent by registered or certified mail, postage prepaid, in each case, addressed as follows:

(i)            if to VIVUS, to it at the following address:

VIVUS LLC

900 E. Hamilton Avenue, Suite 550

Campbell, CA 95008

Attention: Chief Financial Officer and General Counsel
Email: CFO@vivus.com and GeneralCounsel@vivus.com

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention: Oscar N. Pinkas

Email: pinkaso@gtlaw.com

(ii)            If to Metuchen, to:

Metuchen Pharmaceuticals LLC

200 US Hwy 9

Suite 500

Manalapan, NJ 07726

Attention: Fady Boctor

Email: fboctor@metuchenpharma.com

With a copy to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Attention: Andrew M. Ray, Esq.

Fax: (202) 373-6001

Email: andrew.ray@morganlewis.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by electronic mail during normal business hours on a Business Day, or (b) if delivered by registered or certified mail or by overnight courier, on the date delivered as established by return receipt or courier service confirmation or the date on which the return receipt or courier service confirms that acceptance of delivery was returned by the addressee. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

20.            Expenses and Indemnification. In addition to VIVUS’s indemnification and other rights under the Security Agreement and other Settlement Documents:

(a)            Metuchen shall reimburse VIVUS on demand for all reasonable and documented out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its external counsel) incurred by VIVUS in connection with the enforcement of VIVUS’s rights hereunder and under the Loan Documents or in any bankruptcy case or insolvency proceeding. Failure by Metuchen to pay VIVUS any amounts due under this Section 20(a) within ten (10) days of demand for payment shall result in such amount being added to the Principal Amount under the Promissory Note.

(b)            Metuchen shall indemnify, defend, protect and hold harmless VIVUS and each of VIVUS’s Affiliates, and their respective officers, directors, members, managers, employees, attorneys, consultants, and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs, and expenses (including, without limitation, attorneys’ and paralegals’ fees, costs and expenses, and fees, costs and expenses for investigations and experts) (collectively “Losses”) incurred by such indemnitees, whether before or from and after the date hereof, arising from or relating to any suit, investigation, action, or proceeding by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation, or common law principle, arising from or in connection with the Excluded Liabilities. The obligations of Metuchen under this paragraph shall survive the payment in full of this Agreement. Failure by Metuchen to pay VIVUS any amounts due under this Section 20(b) within ten (10) days of demand for payment shall result in such amount being added to the Principal Amount under the Promissory Note.

21.            Confidentiality. Each Party will maintain the Confidential Information in accordance with Article 11 of the License Agreement. The Parties agree not to disclose any financial or otherwise commercially sensitive terms or conditions of this Agreement to any Third Party without the prior written consent of the other Party, except as required by Applicable Law or to the extent necessary in a dispute between the Parties (including between VIVUS and any Group Member). If either Party is required to disclose any financial term or condition of this Agreement due to the reporting obligations under the Securities and Exchange Act of 1934, as amended or other legal obligation, then the Party seeking disclosure shall notify the other Party of such fact prior to any such disclosure and proceed to redact such provisions as the non-disclosing Party reasonably requests pursuant to a confidential treatment request order.

22.            Cleansing. Notwithstanding anything, under any of the Settlement Documents or otherwise, the receipt of Confidential Information shall not in any way limit or restrict VIVUS or any of its affiliates, and does not constitute, and shall not be construed to create, a standstill or any other restriction whatsoever on the ability of VIVUS or any of its affiliates to (i) purchase or sell securities or other instruments, including those of a Group Member, (ii) purchase or sell any such companies substantially in their entirety (whether by merger, asset sale or otherwise), (iii) provide financing to any such companies or (iv) conduct similar activities in the ordinary course of VIVUS or any of its affiliates’ businesses in the same manner as they are presently conducted. In the event that any Confidential Information disclosed to VIVUS constitutes material nonpublic information about Metuchen or any Group Member, within 5 days following the end of each quarterly fiscal period or any material breach or default or a Settlement Document, Petros shall file a document (the “Cleansing Document”) containing such Confidential Information (or an appropriate summary thereof) (the “Disclosure Information”) with the SEC, including appropriate exceptions for information disclosed to VIVUS’s outside advisors and specifically designated as “non-cleansing” or “advisors’ eyes only” information (or other similar designation) with VIVUS’ prior written consent. As promptly as practicable, but in no event less than 48 hours before the filing of the Cleansing Document, Petros will provide VIVUS with a draft of the Cleansing Document and will consider in good faith any timely comments VIVUS has with respect to the Cleansing Document. In the event that Petros fails to timely file the required Cleansing Document or such Cleansing Document does not contain all of the Disclosure Information as determined by VIVUS based on the advice of its legal counsel, then Petros, on behalf of itself and any Group Member, agrees that VIVUS or its representatives (each an “Authorized Cleansing Party”) shall be authorized to make available to the public at any time more than two (2) business days thereafter (and notwithstanding if this Agreement has been terminated) all the Disclosure Information not so disclosed by Petros in a single disclosure; provided that before any such disclosure such Authorized Cleansing Party shall (i) so long as (but only if) the Cleansing Document is delivered by Petros, notify Petros of its intent to disclose any such Disclosure Information within 48 hours after its receipt of the Cleansing Document and (ii) provide Petros with a draft of the documents VIVUS intends to use to publicly disclose such Disclosure Information at least 48 hours prior to any such disclosure. During such periods, such Authorized Cleansing Party and its legal counsel will make a reasonable effort to consult with Petros and its legal counsel regarding the content of any such disclosure and to consider in good faith any comments that Petros has with respect thereto (including, without limitation, as to whether Petros has previously disclosed all Disclosure Information). Petros agrees, on behalf of itself and each Group Member, that none of VIVUS or its affiliates, or any of their representatives, shall have any liability to any Group Member, or any of their representatives in connection with the disclosure of the Disclosure Information in accordance with the foregoing except in the case of an intentional misrepresentation. Petros shall agree to and acknowledge this section on behalf of itself and all of its present and future subsidiaries and affiliates.

23.            Entire Agreement. This Agreement (including its Exhibits) and the other Settlement Documents represent the entire agreement of Metuchen and VIVUS with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by VIVUS related to the subject matter hereof not expressly set forth or referred to herein or in the other Settlement Documents.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date first above written.

METUCHEN:

Metuchen Pharmaceuticals LLC

By:	/s/ Fady Boctor
Name: Fady Boctor
Title: Authorized Person

[Signature Page to Settlement Agreement]

VIVUS:

VIVUS LLC

By:	/s/ John Amos
Name: John Amos
Title: Chief Executive Officer

[Signature Page to Settlement Agreement]

AGREED AND ACKNOWLEDGED AS TO SECTION 22:

Petros, on behalf of itself and its present and future subsidiaries and affiliates

By:	/s/ Fady Boctor
Name: Fady Boctor
Title: President

Exhibit A

Promissory Note

[***]

Exhibit B

Security Agreement

[***]

EXHIBIT C

Amendment No. 1 to License Agreement

[***]

EXHIBIT D

API PO

The following shall constitute the terms of each API PO submitted by Metuchen for API in accordance with Section 5 of the Agreement:

[***]